                                                                     EXHIBIT 4.5


               ELEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

     This Amendment, dated as of October 25, 2001, is made by and among SHELDAHL, INC., a Minnesota corporation (the "Borrower"), WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION f/k/a Norwest Bank Minnesota, National Association, a national banking association ("Wells Fargo"; in its separate capacity as administrative agent for the Lenders, the "Agent"), and each of the financial institutions appearing on the signature pages hereof.

                                    Recitals

     The Borrower, the Agent and the Lenders are parties to a Credit and Security Agreement dated as of June 19, 1998, as amended by a First Amendment to Credit and Security Agreement dated as of November 25, 1998, a Second Amendment to Credit and Security Agreement dated as of March 31, 1999, a Third Amendment to Credit and Security Agreement dated as of April 5, 1999, a Fourth Amendment to Credit and Security Agreement dated as of November 9, 1999, a Fifth Amendment to Credit and Security Agreement dated as of June 16, 2000, a Sixth Amendment to Credit and Security Agreement dated as of June 27, 2000, a Seventh Amendment to Credit and Security Agreement dated as of November 7, 2000, an Eighth Amendment to Credit and Security Agreement and Waiver of Defaults dated as of December 26, 2000, a Ninth Amendment to Credit and Security Agreement and Waiver of Defaults dated as of May 23, 2001, and a Tenth Amendment to Credit and Security Agreement dated as of August 13, 2001 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

     The Borrower has informed the Agent that the planned Materials Business Sale will not occur. The Borrower has requested that the Lenders and the Agent permit the Borrower (i) to borrow additional Subordinated Debt of $7,000,000 and
(ii) to factor certain foreign Accounts. The Lenders and the Agent are willing to grant the Borrower's requests provided the Borrower grants the Agent a first priority mortgage lien over all of its real estate in Northfield, Minnesota and certain other amendments are made to the Loan Documents.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

     1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is hereby amended by adding, amending or deleting, as the case may be, the following definitions:

          "Additional Warrants" - deleted.

          "`Assignment of Rents' means the Borrower's Assignment of Rents and Leases dated as of May 15, 1991, as amended by (i) a First Amendment to Mortgage and Assignment of Rents dated as of October 16, 1992, (ii) a Second Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of November 24, 1993, (iii) a Third Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of January 24, 1995, (iv) a Fourth Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of March 12, 1996, (v) a Fifth Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of June 19, 1998, and the Sixth Mortgage Amendment, covering certain real property located in Dakota and Rice Counties, Minnesota, described therein and certain other property located thereon."

          "`Collateral' means all of the Borrower's Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, Receivables, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vi) all sums on deposit in the Special Account; and (vii) proceeds of any and all of the foregoing; but excluding, however, the Factored Accounts."

          "EBITDA" for the period means, the sum of (i) pretax earnings from continuing operations, excluding any non operating gains and/or extraordinary gains, plus (ii) Interest Expense, plus (iii) depreciation, depletion, and amortization of tangible and intangible assets, plus (iv) non-cash charges for asset impairment based on appraisals of the assets of the Borrower and its Affiliates, only to the extent it is included in pretax earnings from continuing operations in (i) above, minus (v) miscellaneous losses and minus special extraordinary losses, in each case for such period, computed and calculated in accordance with GAAP.

          "`Eleventh Amendment' means that certain Eleventh Amendment to Amended and Restated Credit and Security Agreement dated as of October ___, 2001."

          "`Factored Accounts' has the meaning given in Section 2.24."

          "`Margin' means six percent (6.0%)."

          "`Mortgage' means the Borrower's Combination Mortgage, Security Agreement and Fixture Financing Statement dated as of May 15, 1991, as amended by (i) a First Amendment to Mortgage and Assignment of Rents dated as of October 16, 1992, (ii) a Second Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of November 24, 1993, (iii) a Third Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of January 24, 1995, (iv) a Fourth Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of March 12, 1996, (v) a Fifth Amendment to Mortgage, Assignment of Rents and Environmental Indemnity dated as of June 19, 1998, and the Sixth Mortgage Amendment, covering certain real property located in Dakota and Rice Counties, Minnesota, described therein and certain other property located thereon."

          "`Original Warrants' means the Warrants dated June 19, 1998 issued to the Lenders to purchase an aggregate of 100,000 shares of the Borrower's common stock, subject to adjustment as set forth therein."

          "`Sixth Mortgage Amendment' means that Sixth Amendment to Mortgage, Assignment of Rents and Environmental Indemnity by the Borrower and the Lenders of even date herewith."

          "`Subordinated Debt' means Debt of the Borrower and/or its Affiliates that is subject to a Subordination Agreement."

          "`Subordination Agreement' means (i) the Subordination Agreement dated as of December 28, 2000, executed by Morganthaler, Ampersand, Ampersand Companion and Molex in favor of the Lenders and the Agent and acknowledged by the Borrower, (ii) the Subordination Agreement dated as of May 23, 2001, executed by Morganthaler, Ampersand and Molex in favor of the Lenders and the Agent and acknowledged by the Borrower, (iii) the Subordination Agreement dated as of August 13, 2001, executed by Morganthaler and Molex in favor of the Lenders and the Agent and acknowledged by the Borrower,
     (iv) the Subordination Agreement dated as of October 25, 2001, executed by Morganthaler Partners VII, L.P., Ampersand and Molex in favor of the Lenders and the Agent and acknowledged by the Borrower and (v) any other subordination agreement accepted by the Lenders and the Agent from time to time."

          "`Warrants' has the meaning given in Section 2.25(b)."

     2. Rules of Interpretation. Section 1.2 of the Credit Agreement is amended to read as follows:

          "Section 1.2 Other Definitional Terms; Rules of Interpretation. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or". Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder."

     3. Fees. Subsection 2.22(g) of the Credit Agreement is amended to read as follows:

          "(g) CONTINUATION FEES. By letter dated September 13, 2001 to the Borrower, the Agent has notified the Borrower of the existence of certain Events of Default under the Credit Agreement (the "Known Existing Events of Default"). Provided no Event of Default that is not a Known Existing Event of Default occurs after the date of the Eleventh Amendment and the Borrower pays the Agent the fees described in this Subsection (g) ("Continuation Fees"), the Lenders and the Agent agree to forbear from exercising their rights and remedies under this Agreement. The Continuation Fee for each period described below shall be deemed fully earned on the first day of each period if any Obligations remain unsatisfied on such date and even if an Event of Default, that is not a Known Existing Event of Default, occurs after the date of the Eleventh Amendment, but shall be due and payable as set forth below.

               (i) The Continuation Fee for the period from September 1, 2001 through December 31, 2001, shall be $250,000, due and payable in full on the date of the Eleventh Amendment, provided, however, that if no Event of Default, that is not a Known Existing Event of Default, occurs after the date of the Eleventh Amendment, the Lenders shall rebate (A) $16,667 of such Continuation Fee if the Borrower's EBITDA for the fiscal month ended September 28, 2001, is greater than ($3,244,000), (B) $16,667 of such
          Continuation Fee if the Borrower's EBITDA for the fiscal month ended November 2, 2001, is greater than ($131,000), and (C) $16,667 of such Continuation Fee if the Borrower's EBITDA for the fiscal month ending November 30, 2001, is greater than $209,000. Any rebate to be given to the Borrower shall be made on the 15th day of the month following the fiscal month for which the EBITDA target was achieved, by means of a credit to the outstanding principal balance of the Revolving Advances.

               (ii) The Continuation Fee for each calendar month from January 1, 2002, through March 31, 2002, shall be $100,000, provided, however, that if no Event of Default, that is not a Known Existing Event of Default, occurs after the date of the Eleventh Amendment, (A) the Continuation Fee for January 2002 shall be $50,000 if the Borrower's EBITDA for the fiscal month ending December 28, 2001 is greater than or equal to $246,000, (B) the Continuation Fee for February 2002 shall be $50,000 if the Borrower's EBITDA for the fiscal month ending February 1, 2002, is greater than or equal to $418,000, and (C) the Continuation Fee for March 2002 shall be $50,000 if the Borrower's EBITDA for the fiscal month ending March 1, 2002, is greater than or equal to $777,000. Each such Continuation Fee shall be due and payable in full on the 15th day of the month to which the Continuation Fee relates or the Termination Date, whichever is earlier."

     4. Factored Accounts. The following new Section 2.24 is added to the Credit Agreement immediately after Section 2.23:

          "Section 2.24 Factored Accounts. The Borrower desires to sell certain Accounts owed by certain foreign account debtors, except Accounts included in the Borrowing Base for which a Revolving Advance has been or may be made (the "Factored Accounts"). Upon receipt of evidence satisfactory to the Agent that the Borrower has found a Person, reasonably acceptable to the Agent and the Lenders, that will purchase the Factored Accounts on a non-recourse basis (except for Factored Accounts that are outstanding for more than 90 days after the invoice date) and without requiring the grant of a security interest in any Collateral, the Agent shall release its Security Interest in the Factored Accounts to the extent necessary to permit such purchases."

     5. Warrants. The following new Section 2.25 is added to the Credit Agreement immediately after Section 2.24:

          "Section 2.25 Warrants.

                  (a) Within five (5) Banking Days after the date of the Eleventh Amendment, the Borrower shall deliver to the Agent a certificate (i) stating that except as set forth on such certificate, since June 19, 1998, the Borrower has not (A) issued or sold any shares of Common Stock (as defined in the Original Warrants) or Convertible Securities (as defined in the Original Warrants) that would result in an adjustment of the exercise price or number of shares purchasable under the Original Warrants, (B) declared any dividend on its Common Stock payable in Common Stock or Convertible Securities, (C) declared any other dividend or distribution upon its Common Stock payable otherwise then out of earnings or earned surplus, (D) subdivided its outstanding shares of Common Stock into a greater number of shares, (E) altered the conversion rate or consideration payable upon conversion of any Convertible Securities, or (F) engaged in any capital reorganization or reclassification, or consolidation or merger with another entity; (ii) setting forth a true and correct calculation of any changes in the exercise price and number of shares purchasable under the Original Warrants as a result of the transactions disclosed on such certificate; (iii) setting forth the price of the Borrower's stock at the close of business on the date of the Eleventh Amendment (the lower of such closing market price and the price calculated pursuant to clause (ii), the "Preliminary Exercise Price"); (iv) containing a calculation of the further adjustment of the exercise price and number of shares purchasable under the Original Warrants as a result of the issuance of the warrants to the Subordinated Lenders on or about the date of the Eleventh Amendment assuming for purposes thereof, that the exercise price of Original Warrants was equal to the Preliminary Exercise Price immediately prior to such issuance; and (v) containing a final determination of the exercise price ("Final Exercise Price") and the number of shares purchasable ("Number of Shares") under the Original Warrants as a result of the foregoing. If the Borrower fails to deliver such certificate, the Agent may, at the Borrower's expense, hire a Person to prepare such certificate and the Borrower shall cooperate and assist that Person.

               (b) Within fifteen (15) Banking Days after the date of the Eleventh Amendment, the Borrower shall execute and deliver to the Agent, amended and restated warrants in favor of each Lender (each a "Warrant", and together with any warrants issued in exchange or substitution therefor, the "Warrants"), to purchase in the aggregate the Number of Shares of Common Stock at the Final Exercise Price. The Warrants shall be substantially similar to the Original Warrants provided that they shall expire not earlier than the fifth anniversary of the date of the Eleventh Amendment, shall not be any less favorable than the warrants issued to the Subordinated Lenders and shall be otherwise acceptable to the Agent and the Lenders."

     6. Commercial Tort Claims.

          (a) Section 3.1 of the Credit Agreement is amended by adding the following new sentence at the end thereof:

          "Upon request by the Lender, the Borrower will grant the Agent a security interest in all commercial tort claims it may have against any Person."

          (b) Section 6.1 of the Credit Agreement is amended by adding the following new subsection (i-1) immediately after subsection (i):

               "(i-1) Promptly upon knowledge thereof, the Borrower will deliver to the Agent notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower's damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Agent may request."

     7. Financing Statements. Section 3.6 of the Credit Agreement is amended by adding the following new sentence before the first sentence of that Section:

         "The Borrower authorizes the Agent to file from time to time where permitted by law, such financing statements against collateral described as "all personal property" or describing specific items of collateral including commercial tort claims as the Agent deems necessary or useful to perfect the Security Interest."

     8. Warrants.

          (a) Section 5.4 of the Credit Agreement is amended to read as follows:

          Section 5.4 Warrants and Warrant Stock. The Warrants, when issued, shall be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions except for restrictions on transfer pursuant to the Securities Act, and the shares of Warrant Stock issuable upon exercise of the Warrants shall have been reserved for, and the Warrant Stock when issued and paid for in accordance with the Warrants will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except for restrictions on transfer pursuant to the Securities Act. The Warrants and the certificates representing the Warrant Stock to be delivered upon the exercise of the Warrants, will be genuine, and the Borrower has no knowledge of any fact which would impair the validity thereof."

          (b) Section 6.16 of the Credit Agreement is amended to read as follows:

          "Section 6.16 Reserved."

     9. Financial Covenants. Sections 6.18 through 6.21 of the Credit Agreement are amended to read as follows:

          "Section 6.18 Reserved.

          "Section 6.19 Reserved.

          "Section 6.20 Reserved.

          "Section 6.21 - Minimum EBITDA. The Borrower will achieve during each period described below, EBITDA, of not less than the amount set forth opposite such period:

           PERIOD                                  MINIMUM EBITDA
           ------                                  --------------
1 fiscal month period ending                         ($3,750,000)
September 28, 2001

2 fiscal months ending November 2,                   ($3,800,000)
2001

3 fiscal months ending November 30,                  ($3,500,000)
2001

4 fiscal months ending December 28,                  ($3,500,000)
2001

1 fiscal month ending February 1, 2002                        $0

2 fiscal months ending March 1, 2002                    $500,000

3 fiscal months ending March 29, 2002                 $1,000,000

     10. Liens. Section 7.1(f) of the Credit Agreement is amended to read as follows:

          (a) a subordinated lien in favor of the Subordinated Lender on all assets, other than real property assets, including but not limited to Manufacturing Fixtures (as defined in the Subordinated Secured Notes Purchase Agreement, dated as of May 18, 2001, by and among the Borrower and the Subordinated Lender) of the Borrower, its Affiliates and its

     Subsidiaries, including but not limited to IFT, which lien may secure not more than $12,000,000 in principal amount, plus interest and costs of collection of Subordinated Indebtedness, shall be subordinate to the Security Interest, and which shall be automatically released upon the closing of the sale of any such assets to any bona fide purchaser approved by the Agent. Following such a sale contemplated in this Subsection (f), the Subordinated Lender may hold a lien on only those proceeds of such sale which are in excess of the Obligations."

     11. Additional Subordinated Debt. Sections 7.2(b-1) and (b-2) are amended to read as follows:

          "(b-1) Subordinated Debt to be used for general corporate purposes and working capital only not exceeding an aggregate principal amount of $21,500,000."

     12. Sale or Transfer of Assets; Suspension of Business Operations. Section
7.6 of the Credit Agreement is amended by deleting the words "Section 7.10" in the second line thereof and inserting in their place the words, "Sections 2.24 and 7.10".

     13. Events of Default. Section 8.1 of the Credit Agreement is amended by deleting Subsections (r) through (y) and inserting the following new subsections
(r) and (s) are added immediately after subsection (q):

          "(r) Within five (5) Banking Days after the date of the Eleventh Amendment, the Borrower shall fail to deliver to the Agent copies of the executed Subordinated Debt documents in favor of the Subordinated Lenders (including copies of all warrants issued in favor of the Subordinated Lenders) and evidence that the Borrower has received the cash proceeds of not less than $7 million in new Subordinated Debt less costs and expenses incurred in connection therewith;"

          "(s) Within thirty (30) days after the date of the Eleventh Amendment, the Borrower shall fail to deliver to the Agent a commitment by Old Republic National Title Insurance Company to issue a mortgagee's title insurance policy with respect to the Real Estate in the amount of not less than $8 million, subject only to permitted liens and encumbrances identified in the Mortgage."

     14. Binding Effect, etc. Section 10.12 of the Credit Agreement is amended to read as follows:

          Section 10.12 Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of the Agent and the Lenders. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Agent or any Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting any Lender's right to share information regarding the Borrower and its Affiliates with that Lender's participants, accountants, lawyers and other advisors, each Lender, its ultimate parent company, and all direct and indirect subsidiaries of such ultimate parent company, may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information."

     15. Retention of Documents. The following new Section 10.12A is added to the Credit Agreement immediately after Section 10.12:

          "Section 10.12A Retention of Borrower's Records. The Lenders and the Agent shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to any Lender or the Agent by the Borrower or in connection with the Loan Documents for more than four months after receipt."

     16. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

     17. Mortgages; Due Diligence. The Agent may in its sole discretion and at the Borrower's cost, conduct such due diligence with respect to the Real Estate as prudent lenders typically do, including obtaining a survey, environmental audit, appraisal and mortgagee's title insurance (with various endorsements) for an amount not less than $8,000,000.

     18. Conditions Precedent. This Amendment shall be effective when the following conditions have been met to the satisfaction of the Agent:

          (a) the Agent shall have received a fully executed original hereof and of the Acknowledgment and Agreement of Guarantor;

          (b) payment of the Continuation Fee described in Section 2.22(g)(i) of the Credit Agreement; and

          (c) the Sixth Mortgage Amendment, duly executed by the Borrower.

     19. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders as follows:

          (a) The Borrower has all requisite corporate power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

          (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

     20. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

     21. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lenders, whether or not known to the Lenders and whether or not existing on the date of this Amendment.

     22. Release. The Borrower, and each Guarantor by executing the Acknowledgment and Agreement of Guarantor below, each hereby absolutely and unconditionally releases and forever discharges the Agent, the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or the Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

     23. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lenders on demand for all costs and expenses incurred by the Lenders in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lenders for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lenders may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, including without limitation the fees owed under Section 2.22(g)(i).

     24. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.



                             [signatures next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK MINNESOTA,                  SHELDAHL, INC.
  NATIONAL ASSOCIATION, as Agent



By /s/ Kimberly Leppanen                     By /s/ Benoit Y. Pouliquen
   -------------------------------              --------------------------------
       Kimberly Leppanen                            Benoit Y. Pouliquen
       Its Vice President                           Its President and Chief
                                                    Executive Officer


WELLS FARGO BANK MINNESOTA,                  THE CIT GROUP/EQUIPMENT
  NATIONAL ASSOCIATION                         FINANCING, INC.



By /s/ Kimberly Leppanen                     By /s/ W.B. Stoebig
   -------------------------------              --------------------------------
       Kimberly Leppanen                            W. B. Stoebig
       Its Vice President                           Vice President - Credit

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                    ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

     The undersigned, a guarantor of the indebtedness of Sheldahl, Inc. (the "Borrower") to the Lenders (as defined in the foregoing Eleventh Amendment to Amended and Restated Credit and Security Agreement) pursuant to a Guaranty dated as of May 23, 2001 (the "Guaranty"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 22 of the Amendment) and execution thereof;
(iii) reaffirms its obligations to the Lenders pursuant to the terms of the Guaranty; and (iv) acknowledges that the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower with the Lender, or enter into any agreement or extend additional or other credit accommodations to the Borrower, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty.

                                       MOLEX INCORPORATED

                                       By /s/ Robert Mahoney
                                          --------------------------------------
                                              Robert Mahoney
                                              Its Vice President and Chief
                                                  Financial Officer